Exhibit 21

LIST OF SUBSIDIARIES OF RESEARCH SOLUTIONS, INC.

1.	Reprints Desk, Inc. a wholly owned subsidiary incorporated under the laws of the State of Delaware.
2.	Reprints Desk Latin America S. de R.L. de C.V., a wholly owned subsidiary formed under the laws of Mexico.
3.	RESSOL LA, S. DE R.L. DE C.V., a wholly owned subsidiary formed under the laws of Mexico.
4.	Resolute Innovation, Inc., a wholly owned subsidiary of Reprints Desk, Inc., incorporated under the laws of the State of Delaware.
5.	Scite, LLC, a wholly owned subsidiary formed under the laws of the State of Delaware.